UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant under §240.14a-12

NEW YORK COMMUNITY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee previously paid with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEW YORK COMMUNITY BANCORP, INC.

102 Duffy Avenue

Hicksville, NY 11801

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 5, 2024

May 15, 2024

These Definitive Additional Materials supplement the definitive proxy statement, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 26, 2024 (the “Proxy Statement”) by New York Community Bancorp, Inc., a Delaware corporation (the “Company” or “NYCB”), for use at NYCB’s Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held in a “virtual” format through a live webcast on June 5, 2024, at 10:00 a.m. Eastern Daylight Time at www.virtualshareholdermeeting.com/NYCB2024.

The purpose of this supplement is to correct the characterization of Proposal 5 (Proposal to Amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of Company’s common stock by a ratio of 1-3) to reflect that the proposal is considered a “routine” instead of a “non-routine” matter. This supplement should be read in conjunction with the Proxy Statement.

Corrected Information Regarding Proposal 5 (Proposal to Amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of the Company’s common stock by a ratio of 1-3)

At the Annual Meeting, shareholders of record will be asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect (i) a reverse stock split of all outstanding shares of the Company’s common stock at an exchange ratio of one-for-three (1:3) and (ii) a corresponding reduction in the total number of authorized shares of common stock of the Company (“Proposal 5”). The Proxy Statement stated that Proposal 5 was a “non-routine” matter, but the New York Stock Exchange (the “NYSE”) has since advised the Company that Proposal 5 is a “routine” matter under NYSE rules. The Company wishes to correct this information and hereby supplements the Proxy Statement to correct the characterization of Proposal 5 to reflect that it is a “routine” matter.

With respect to “routine” matters, a broker, bank or other nominee holding shares for a beneficial owner has the authority to vote such beneficial owner’s shares even if such beneficial owner does not provide voting instructions with respect to such shares. With respect to “non-routine” matters, a broker, bank or other nominee holding shares for a beneficial owner is not permitted to vote such beneficial owner’s shares in the absence of voting instructions from such beneficial owner. Thus, any shares held by a broker, bank or other nominee on behalf of a beneficial owner for which voting instructions are not provided will not be voted with respect to any “non-routine” matter and will result in a “broker non-vote.” Broker non-votes are generally counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHOLD” on any proposals concerning non-routine matters.

The Proxy Statement originally stated that Proposal 5 is a “non-routine” matter and that broker non-votes on Proposal 5 will have no effect on the outcome of Proposal 5. However, since Proposal 5 has been deemed a “routine” matter by the NYSE, brokers, banks and other nominees holding shares on behalf of beneficial owners will have the discretion to vote such shares even in the absence of voting instructions from such beneficial owners.

Except as specifically supplemented or corrected by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.